Exhibit 14.2


                       INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 ("Registration Statement") of Federated American Leaders Fund, Inc., of our report dated January 12, 1996, appearing in the Annual Report of Penn Square Mutual Fund, for the year ended December 31, 1995, and to the incorporation by reference of such report in the Prospectus and Statement of Additional Information of Penn Square Mutual Fund, dated March 15, 1996, and the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Federated American Leaders Fund, Inc., of our report dated January 9, 1997, appearing in the Annual Report of Penn Square Mutual Fund, for the year ended December 31, 1996.



By:/s/ ERNST & YOUNG LLP
   Ernst & Young LLP

Reading, PA
June 2, 1997